UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2009

Virtus Investment Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 1, 2009, Virtus Investment Partners, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with The Bank of New York Mellon, as administrative agent, issuing bank and lead arranger (the “Agent”) and PNC Bank, National Association, as lender (together with the Agent, the “Lenders”). This Credit Agreement provides a senior secured revolving credit facility for the Company with a two-year term, maturing in September 2011. The outstanding principal balances of loans under the facility may not exceed $30 million in the first year of the facility and $18 million thereafter, with a $2 million sub-limit for the issuance of standby letters of credit. Loan proceeds of $15 million under the facility have been used to repay existing indebtedness, and the balance of the loan proceeds may be used for working capital and general corporate purposes. The facility also may be used for the issuance of letters of credit on the Company’s behalf.

Pursuant to the terms of the Credit Agreement, the Company is permitted to borrow up to 1.75 times the sum of the Company’s cash, marketable securities and investment management receivables, excluding certain specified assets. At any time, upon timely notice, the Company may terminate the Credit Agreement in full, reduce the commitment under the facility in minimum specified increments or prepay loans in whole or in part, in each case without premium or penalty, subject to the payment of breakage fees with respect to LIBOR-based loans.

Amounts outstanding under the Credit Agreement bear interest at an annual rate equal to, at the Company’s option, either LIBOR for interest periods of 1, 2, 3 or 6 months or an alternate base rate, in either case plus an applicable margin that is based on the Company’s debt to adjusted EBITDA (as defined in the Credit Agreement). The applicable margins range from 2.750% to 3.500% in the case of LIBOR-based loans, and 1.750% to 2.500% in the case of alternate base rate loans, in each case based on a leverage ratio calculation set forth in the Credit Agreement. Under the terms of the Credit Agreement the Company also is required to pay certain fees to the Agent, including an annual commitment fee of 0.50% on undrawn amounts and a letter of credit participation fee at an annual rate equal to the applicable margin as well as any applicable fronting fees, each of which is payable quarterly in arrears.

Loans under the Credit Facility are evidenced by promissory notes in favor of the Lenders. In connection with the Credit Agreement, the Company and certain of its subsidiaries also entered into a Guarantee Agreement and a Security Agreement with the Agent, each dated as of September 1, 2009, guaranteeing and securing the obligations of the Company under the Credit Agreement. Pursuant to those agreements, the obligations under the Credit Agreement are secured by a first priority security interest in collateral consisting of current and future assets of the Company and certain of its subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that affect the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, merge or make acquisitions, dispose of assets, and make distributions, dividends, investments or capital expenditures, among other things. In addition, the Credit Agreement contains certain financial covenants including, among other things, minimum required consolidated net worth and minimum consolidated assets under management levels measured on a quarterly basis, a maximum leverage ratio, a minimum interest coverage ratio, and a minimum asset coverage ratio.

The Credit Agreement, Guarantee Agreement, Security Agreement, and Notes are attached as Exhibits 10.1 through 10.3, 4.1 and 4.2 respectively, to this Current Report on Form 8-K and are incorporated by reference into this item. This description of the foregoing documents does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

On September 3, 2009, the Company issued a press release announcing the matters described herein, a copy of which is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Credit Agreement, on September 1, 2009 the Company repaid the $18 million outstanding indebtedness along with unpaid and accrued interest under its existing loan agreement with its former parent company, Phoenix Life Insurance Company. The Company used $15 million of funds from the Credit Agreement and $3 million of cash resources to repay the loan. That loan agreement and all related agreements were terminated upon the repayment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 3.03	Material Modification to Rights of Security Holders.

The information included in Items 1.01 and 1.02 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Note in favor of The Bank of New York Mellon as Lender, dated as September 1, 2009

4.2	Note in favor of PNC Bank, National Association as Lender, dated as September 1, 2009

10.1	Credit Agreement among Virtus Investment Partners, Inc. as Borrower, the lenders party thereto and The Bank of New York Mellon as Administrative Agent, Issuing Bank and Lead Arranger, dated as of September 1, 2009

10.2	Guarantee Agreement among Virtus Investment Partners, Inc., each of the subsidiary guarantors thereto and The Bank of New York Mellon as Administrative Agent, dated as of September 1, 2009

10.3	Security Agreement among Virtus Investment Partners, Inc., each of the other grantors thereto and The Bank of New York Mellon as Administrative Agent, dated as of September 1, 2009

99.1	Press release of Virtus Investment Partners, Inc., dated September 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: September 4, 2009	By:	/s/ Michael A. Angerthal
	Name:	Michael A. Angerthal
	Title:	Chief Financial Officer